DEMAND FOR PAYMENT

Scriptel Holding, Inc.
4145 Arlingate Plaza
Columbus, OH  43228

and

Coloray Display Corporation
4145 Arlingate Plaza
Columbus, OH  43228

Demand is hereby made to each of you for payment in full of all outstanding principal and all accrued and unpaid interest under each of the following debt obligations, which payment is due at 12 noon E.D.T. on Tuesday, July 22, 1997:

1. Convertible Promissory Note, dated February 1, 1993, for the original sum of $75,000, as modified by the Modification To Convertible Promissory Note effective as of May 21, 1996;

2. Convertible Promissory Note, dated April 29, 1993, for the original sum of $100,000, as modified by the Modification To Convertible Promissory Note effective as of May 21, 1996; and

3. Cognovit Promissory Note, dated October 20, 1995, for the original sum of $200,000;


Dated:  July 17, 1997

STANDARD ENERGY COMPANY

By /s/ Gerald S. Jacobs
Gerald S. Jacobs, President